SUBSCRIPTION AND PURCHASE AGREEMENT

                                    FOR

       5,500 SHARES OF SERIES 3 CLASS C CONVERTIBLE PREFERRED STOCK,

                         PAR VALUE $.001 PER SHARE

                                    AND

               2,000,000 WARRANTS, EACH WARRANT TO PURCHASE

                         ONE SHARE OF COMMON STOCK

                                    OF

                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                         (a Delaware corporation)


     SUBSCRIPTION AND PURCHASE AGREEMENT (the "Agreement") dated as of the 17th day of July, 1996, by and between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation, having offices at 1940 Northwest 67th Place, Gainesville, Florida 32606-1649 (the "Company"), and RBB BANK AKTIENGESELLSCHAFT, organized under the laws of Austria, and having its principal offices at Burgring 16, 8101 Graz, Austria (the "Subscriber").

                           W I T N E S S E T H:

     WHEREAS, Subscriber and the Company have arranged for this Subscription and Purchase Agreement (the "Agreement") to provide for the subscription and, if such subscription as set forth in this Agreement is accepted by the Company, the purchase by the Subscriber, on the terms and subject to the conditions set forth in this Agreement, of (i) 5,500 shares of a convertible preferred stock, par value $.001 per share, to be designated by the Company's Board of Directors as "Series 3 Class C Convertible Preferred Stock" (hereinafter referred to as the "Series 3 Preferred Stock"), and (ii) an aggregate of 2,000,000 common stock purchase warrants, each common stock purchase warrant to purchase one share of the Company's common stock, par value $.001 per share (the "Common Stock") at those exercise prices hereinbelow set forth (a "Warrant" and collectively, the "Warrants"); and

     WHEREAS, the Series 3 Preferred Stock and the Warrants are collectively referred to herein from time to time as "Securities"; and

     WHEREAS, the Company's Common Stock is listed for trading on the Boston Stock Exchange and the Nasdaq SmallCap Market, and the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the

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"Exchange Act") and has been subject to such filing requirements for the past ninety (90) days; and

     WHEREAS, the Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"); and

     WHEREAS, the Subscriber is not a "U. S. Person" as defined in Regulation S promulgated under the Securities Act of 1933, as amended (the "Act"); and

     WHEREAS, the Securities to be sold in accordance with this Agreement shall not be registered securities under federal or state securities laws or quoted or listed for trading on any securities exchange, organized market or quotation system at the time of acquisition hereunder; and

     WHEREAS, in order to induce the Subscriber to enter into this Agreement and to subscribe for and purchase the Securities on the terms and subject to the conditions hereof, the Company is granting certain registration rights hereunder with respect to the Common Stock issuable upon the conversion of the Series 3 Preferred Stock and the Common Stock issuable upon the exercise of the Warrants as hereinafter set forth; and

     WHEREAS, in reliance upon certain representations made by the Subscriber herein, the transactions contemplated by this Agreement are such that the offer and sale of Securities by the Company hereunder will be exempt from registration under applicable federal and state securities laws pursuant to exemptions made available under such laws.

     NOW, THEREFORE, for and in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Subscription for Purchase of Securities.

          a.   Sale and Purchase.  On the basis of the
representations, warranties, covenants and agreements, and subject to the terms and conditions set forth herein, upon the Closing hereof (as that term is defined in Section 2(a) below) the Company agrees to sell, transfer, convey and deliver to the Subscriber, and the Subscriber agrees to purchase, acquire and accept delivery from the Company, the Securities for an aggregate purchase price of United States ("U. S.") $5,500,000 (the "Purchase Price").

          b. Reporting Company. Although the Securities, the shares of Common Stock issuable upon conversion of the Series 3

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Preferred Stock (the "Conversion Shares") and the shares of Common
Stock issuable upon exercise of the Warrants (the "Warrant Shares") shall not be registered upon the Closing under federal or state securities laws or any rules or regulations promulgated thereunder, the Company is a public reporting company and has filed or obtained an extension to file all reports required to be filed by Section 13 or 15(d) of the Exchange Act, since the Company was required to file such reports. Subscriber has had the opportunity to review, and has reviewed, all such reports and information which such Subscriber deemed material to an investment decision regarding the purchase of the Securities hereunder.

          c.   Terms of the Series 3 Preferred Stock.  The Series
3 Preferred Stock shall contain and be subject to the terms, conditions, preferences and restrictions set forth in the Certificate of Designations attached hereto as Exhibit "A".

     2.   Payment of Purchase Price; Delivery of Securities.

           a. Closing. The closing of the purchase of the Securities contemplated by this Agreement shall occur on or about
July 19, 1996, at the offices of the Company or at such other mutually convenient time or at such other mutually convenient place as agreed upon by the parties (the "Closing").

          b.   Purchase Price and Payment.  At the Closing,
Subscriber shall deliver to the Company, in cash, by wire transfer, the Purchase Price in U. S. dollars and upon receipt by the Company of the Purchase Price, the Company shall cause to be delivered:

               i. to the Subscriber, written evidence from the Secretary of State of the State of Delaware that the Certificate of Designations has been filed in the Office of the Secretary of State of the State of Delaware on or before the date of Closing;

               ii.  to Conner & Winters, a Professional
                    Corporation, a certificate or certificates representing the shares of Series 3 Preferred Stock purchased by the Subscriber hereunder, in such denominations as Subscriber shall request, to be held in escrow by Conner & Winters, a Professional Corporation for the Subscriber; and

               iii. to the Subscriber, (A) a common stock purchase
                    warrant entitling the Subscriber to purchase after December 31, 1996, until July 18, 2001, an aggregate of up to 1,000,000 Warrant Shares at an exercise price equal to $2.00 per share, substantially in the form of Exhibit "B" annexed hereto (sometimes hereinafter referred to as the "$2.00 Warrants"), and (B) a common stock purchase warrant entitling the Subscriber to purchase after December 31, 1996, until July 18, 2001, an aggregate of up to 1,000,000 Warrant Shares at an exercise price equal to $3.50 per share, substantially in the form of Exhibit "C" annexed hereto (sometimes hereinafter referred to as the "$3.50 Warrants").

          c.   Restrictive Legends.  Subject to the provisions of
Section 5 below, all certificates representing the Securities shall bear the restrictive legend substantially in the form set forth in
Section 6 below which shall include, but not be limited to, a legend to the effect that the securities represented by such certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and unless there is an effective registration statement relating thereto, such securities may not be offered, sold, transferred, mortgaged, pledged or hypothecated without an exemption from registration and an opinion of counsel to the Company with respect thereto, or an opinion from counsel for the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Act is not required in connection with such sale or transfer and the reasons therefor.
The legend on all such certificates shall also make reference to the registration rights set forth in Section 5 hereof.

     3. Representations, Warranties and Covenants of Subscriber. In connection with this Agreement, the Subscriber hereby represents, warrants and covenants to the Company as follows:

          a. Investment Intent. The Subscriber represents and warrants that the Securities being purchased (and any underlying Conversion Shares and Warrant Shares) are being purchased or acquired solely for the Subscriber's own account, for investment purposes only and not with a view toward the distribution or resale to others. Subscriber acknowledges, understands and appreciates that the Securities have not been registered under the Act by reason of a claimed exemption under the provisions of such Act which depends, in large part, upon Subscriber's representations as to investment invention, investor status and related and other matters set forth herein. Subscriber understands that, in the view of the United States Securities and Exchange Commission (the "SEC"), among other things, a purchase now with an intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available. Subscriber agrees and consents to the placement of a legend on the certificate(s) representing the Securities purchased and acquired hereunder, stating that such Securities have not been registered under the Act or applicable state securities laws.

          b. Certain Risk. The Subscriber recognizes that the purchase of the Securities involves a high degree of risk in that
(i) the Company has sustained losses through March 31, 1996, from its operations, and may require substantial funds in addition to the proceeds of this private placement; (ii) that the Company has a substantial accumulated deficit; (iii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (iv) an investor may not be able to liquidate his investment; (v) transferability of the Securities is extremely limited; (vi) in the event of a disposition an investor could sustain the loss of his entire investment; (vii) the Securities represent non-voting equity securities, and the right to convert into and purchase shares of voting equity securities in a corporate entity that has an accumulated deficit; (viii) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; and, (ix) while the Common Stock is presently quoted and traded on the Boston Stock Exchange and the Nasdaq SmallCap Market and while the Subscriber is a beneficiary of certain registration rights provided herein, the Securities subscribed for and that may be purchased under this Agreement and the Conversion Shares issuable upon conversion of the Series 3 Preferred Stock and the Warrant Shares issuable upon exercise of the Warrants (x) are not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below, and (y) are not quoted, traded or listed for trading or quotation on the Nasdaq SmallCap Market, or any other organized market or quotation system, and there is therefore no present public or other market for such Securities or the Conversion Shares or the Warrant Shares, nor can there be any assurance that the Common Stock will continue to be quoted, traded or listed for trading or quotation on the Boston Stock Exchange or the Nasdaq SmallCap Market or on any other organized market or quotation system.

          c. Prior Investment Experience. The Subscriber acknowledges that he has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to it and to evaluate the merits and risks of such an investment on its behalf, and that it recognizes the highly speculative nature of this investment.

          d. No Review by the SEC. The Subscriber hereby acknowledges that this offering of the Securities has not been reviewed by the SEC because this private placement is intended to be a nonpublic offering pursuant to Sections 4(2) or 3(b) of the Act and/or Regulation D promulgated under the Act.

          e. Not Registered. The Subscriber understands that the Securities, the Conversion Shares and the Warrant Shares have not been registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon his investment intention. In this connection, the Subscriber understands that it is the position of the SEC that the statutory basis for such exemption would not be present if his representation merely meant that his present intention was to hold such securities for a short period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise, assuming that a market develops, or for any other fixed period. The Subscriber realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with his representation to the Company, and the SEC might regard such a sale or disposition as a deferred sale to which such exemptions are not available.

          f. No Public Market. The Subscriber understands that there is no public market for the Series 3 Preferred Stock or the Warrants. The Subscriber understands that although there is presently a public market for the Common Stock, including the Common Stock issuable upon conversion of the Series 3 Preferred Stock or exercise of the Warrants, Rule 144 (the "Rule") promulgated under the Act requires, among other conditions, a two-year holding period following full payment of the consideration therefor prior to the resale (in limited amounts) of securities acquired in a nonpublic offering without having to satisfy the registration requirements under the Act. The Subscriber understands that the Company makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Exchange Act, or its dissemination to the public of any current financial or other information concerning the Company, as is required by the Rule as one of the conditions of its availability. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Securities or the Conversion Shares or the Warrant Shares under the Act, with the exception that the Company is obligated to provide those registration rights set forth in Section 5 hereof. The Subscriber consents that the Company may, if it desires, permit the transfer of the Securities or issuable upon exercise thereof out of its name only when its request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state "Blue Sky" laws (collectively, "Securities Laws"). The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by the Subscriber contained herein or any sale or distribution by the Subscriber in violation of any Securities Laws.

          g. Sophisticated Investor. That (i) the Subscriber has adequate means of providing for the Subscriber's current financial needs and possible contingencies and has no need for liquidity of the Subscriber's investment in the Securities; (ii) the Subscriber is able to bear the economic risks inherent in an investment in the Securities and that an important consideration bearing on its ability to bear the economic risk of the purchase of Securities is whether the Subscriber can afford a complete loss of the Subscriber's investment in the Securities and the Subscriber represents and warrants that the Subscriber can afford such a complete loss; and (iii) the Subscriber has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to, investments in restricted, non-listed and non-registered securities) that the Subscriber is capable of evaluating the merits, risks and advisability of an investment in the Securities.

          h. SEC Filing. The Subscriber acknowledges that it has been previously furnished with true and complete copies of the following documents which have been filed with the SEC pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since January 1, 1996, and that such have been furnished to the Subscriber a reasonable time prior to the date hereof:

               i.   the Company's Form 10-K for the year ended
                    December 31, 1995;

               ii.  the Company's Form 10-Q for the quarter ended
                    March 31, 1996;

               iii. the Company's Form 8-K, dated February 27,
                    1996; and,

               iv.  the Company's Form 8-K, dated March 8, 1996.

The Subscriber acknowledges having further received from the Company the Company's unaudited consolidated financial statements for the months of April and May, 1996.

          i. Documents, Information and Access. That (i) Subscriber's decision to purchase the Securities is not based on any promotional, marketing or sales materials, and (ii) Subscriber and its representatives have been afforded, prior to purchase thereof, the opportunity to ask questions of, and to receive answers from, the Company and its management, and has had access to all documents and information which Subscriber deems material to an investment decision with respect to the purchase of Securities hereunder.

          j. No Registration, Review or Approval. The Subscriber acknowledges and understands that the limited private offering and sale of Securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. The Subscriber acknowledges, understands and agrees that the Shares are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act) and (ii) a similar exemption to the registration provisions of applicable state securities laws.

          k. Transfer Restrictions. That Subscriber will not transfer any Securities purchased under this Agreement unless such Securities are registered under the Act and under any applicable state securities or "blue sky" laws (collectively, the "Securities Laws"), or unless an exemption is available under such Securities Laws, and the Company may, if it chooses, where an exemption from registration is claimed by such Subscriber, condition any transfer of Securities out of such Subscriber's name on an opinion of the Company's counsel, to the effect that the proposed transfer is being effected in accordance with, and does not violate, an applicable exemption from registration under the Securities Laws, or an opinion of counsel to the Subscriber, which opinion is satisfactory to the Company, to the effect that registration under the Act is not required in connection with such sale or transfer and the reasons therefor.

          l. No Short Sale. Subscriber expressly agrees that until such time that it has sold all of the Securities and/or all of the Conversion Shares and Warrant Shares that it shall not, directly or indirectly, through an affiliate (as that term is defined under Rule 405 promulgated under the Act) or by, with or through an unrelated third party or entity, whether or not pursuant to a written or oral understanding, agreement, arrangement scheme, or artifice of nature whatsoever, engage in the short selling of the Company's Common Stock or any other equity securities of the Company, whether now existing or hereafter issued, or engage in any other activity of any nature whatsoever that has the same effect as a short sale, or is a de facto or de jure short sale, of the Company's Common Stock or any other equity security of the Company, whether now existing or hereafter issued, including, but not limited to, the sale of any rights pursuant to any understanding, agreement, arrangement, scheme or artifice of any nature whatsoever, whether oral or in writing, relative to the Company's Common Stock or any other equity securities of the Company whether now existing or hereafter created.

     m. Reliance. Subscriber understands and acknowledges that the Company is relying upon all of the representations, warranties, covenants, understandings, acknowledgements and agreements contained in this Agreement in determining whether to accept this subscription, sell and issue the Securities to the Subscriber.

     n. Accuracy or Representations and Warranties. That all of the representations, warranties, understandings and acknowledgments that Subscriber has made herein are true and correct in all material respects as of the date of execution hereof, and that Subscriber will perform and comply fully in all material respects with all covenants and agreements set forth herein, and Subscriber covenants and agrees that until the acceptance of this Agreement by the Company, Subscriber shall inform the Company immediately in writing of any changes in any of the representations or warranties provided or contained herein.

     o. Indemnity. Subscriber hereby agrees to indemnify and hold harmless the Company, and the Company's successors and assigns, from, against and in all respects of any demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses (including, without limitation, interest, penalties, and attorney and accountants' fees, disbursements and expenses), arising out of or relating to any breach by Subscriber of any representations, warranty, covenant or agreement made by Subscriber in this Agreement. Such right to indemnification shall be in addition to any and all other rights of the Company under this Agreement or otherwise, at law or in equity.

     p. Survival. Subscriber expressly acknowledges and agrees that all of its representations, warranties, agreements and covenants set forth in this Agreement shall be of the essence hereof and shall survive the execution, delivery and Closing of this Agreement, the sale and purchase of the Securities, the conversion of the Series 3 Preferred Stock, exercise of the Warrants, and the sale of the Conversion Shares and the Warrant Shares.

     4. Representations, Warranties and Covenants of the Company. In order to induce Subscriber to enter into this Agreement and to purchase the Securities, the Company hereby represents, warrants and covenants to Subscriber as follows:

          a. Organization, Authority, Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated.

          b. Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. Upon the execution of this Agreement by the Company and delivery of the Securities, this Agreement shall have been duly and validly executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. It is recognized that if all of the Company's presently outstanding warrants are exercised, the Company may not have sufficient shares of Common Stock duly authorized by its Certificate of Incorporation to issue shares of Common Stock upon the exercise of the Warrants by the Subscriber. As a result, the Company represents and warrants that it will propose to its shareholders at the Company's next annual meeting to increase, and will use its reasonable efforts to have approved by its shareholders, the number of authorized shares of Common Stock so that the Company will have sufficient authorized shares of Common Stock to issue upon the exercise of all of its outstanding warrants and the Warrants.

          c. Ownership of, and Title to, Securities; Exemption from Registration.

               i.   The Securities to be purchased by the
                    Subscriber are, and all Conversion Shares and Warrant Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable shares of the capital stock of the Company, free of personal liability. Upon consummation of the purchase of the Securities (and upon the exercise of the Warrants and conversion of the Preferred Stock, in whole or in part) pursuant to this Agreement, the Subscriber will own and acquire title to the Securities (and the Warrant Shares and the Conversion Shares, as the case may be) free and clear of any and all proxies, voting trusts, pledges, options, restrictions, or other legal or equitable encumbrance of any nature whatsoever (other than the restrictions on transfer due to securities laws or as otherwise provided for in this Agreement or the Certificate of Designation).

               ii. The Company represents and warrants that the offer and sale of Securities to the Subscriber in accordance with the terms and provisions of this Agreement is being effected in accordance with the Act pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or 4(2) of such Act and Regulation D promulgated under such Act.

          d. Use of Proceeds from this Offering. The net proceeds from the sale of the Series 3 Preferred Stock are estimated to be approximately $5,187,500 after payment of placement fees to brokers of $300,000 and legal fees and expenses of approximately $12,500, but prior to any fees and expenses relating to the registration of the Conversion Shares and the Warrant Shares pursuant to the terms of Section 5 hereof. The Company intends to utilize the net proceeds as follows: approximately $1,650,000 for capital improvements at its various facilities, $1,770,000 to purchase from the Subscriber 920,000 shares of the Company's Common Stock owned by the Subscriber pursuant to Section 7 hereof, and the balance to reduce outstanding trade payables and for general working capital.

     5. Registration Rights. In order to induce the Subscriber to enter into this Agreement and purchase the Securities, the Company hereby covenants and agrees to grant to the Subscriber the rights set forth in this Section 5 with respect to the registration of the Warrant Shares and the Conversion Shares.

          a. Registration of Conversion Shares. Subject to the terms of Section 5 hereof, the Company agrees that within forty-five (45) days after the Closing hereof, it shall prepare and file with the SEC, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Company in order to comply with the provisions of the Act, so as to permit a public offering and sale of up to three million six hundred sixty-six thousand (3,666,000) shares of Common Stock issuable upon conversion of the Series 3 Preferred Stock, plus shares of Common Stock, if any, issuable as payment of dividends on the Series 3 Preferred Stock pursuant to the terms of the Series 3 Preferred Stock. The Company shall use its reasonable efforts to cause such registration statement to become effective at the earliest possible date after filing. In connection with the offering of such Common Stock registered pursuant to this Section 5, the Company shall take such actions as shall be reasonably necessary to qualify the Common Stock covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as shall be reasonably necessary to permit the public offering and sale of shares of Common Stock covered by such registration statement; provided, however, that the Company shall not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) to subject itself to taxation in any such jurisdiction, or (iii) to consent to general service of process in any such jurisdiction. It is expressly agreed that in no event are any registration rights being granted to the Series 3 Preferred Stock itself, but only with respect to the underlying Conversion Shares issuable upon exercise of the Series 3 Preferred Stock.

          b. Registration of Warrant Shares. The Company agrees that, subject to the terms of Section 5 hereof, (i) on or before December 1, 1996, that it shall prepare and file with the SEC a registration statement and such other documents, including a prospectus, as may be necessary, in the opinion of counsel for the Company to comply with the provisions of the Act so as to permit a public offering and sale of the Warrant Shares underlying the $2.00 Warrants and the $3.50 Warrants. The Company will use its reasonable efforts to cause each of the aforementioned registration statements covering the Warrant Shares to become effective at the earliest possible date after the filing thereof. In connection with the offering of any Warrant Shares registered pursuant to this
Section 5, the Company shall take such actions as shall be necessary to qualify such "blue sky" under any applicable securities laws for offer and sale as shall be reasonably necessary to permit the public offering and sale of all the Subscriber's Warrant Shares; provided, however, that the Company shall be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) to subject itself to taxation in any such jurisdiction, or (iii) to consent to general service of process in any such jurisdiction. It is expressly agreed that in no event are any registration rights being granted with respect to the Warrants themselves, but only with respect to the underlying Warrant Shares issuable upon exercise of the Warrants.

          c. Current Registration Statement. Once effective, the Company shall use its reasonable efforts to cause any registration statement filed hereunder to remain current and effective for a period of one (1) year or until the shares of Common Stock covered by such registration statement are sold by the Subscriber, whichever is less. The Subscriber shall promptly provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement.

          d. Penalty. The Company expressly agrees that in the event that it does not file with the SEC the registration statement relative to the Conversion Shares referred to in Section 5(a) above within sixty (60) days after the date of the Closing, or the

Company does not file with the SEC a registration statement relative to the Warrant Shares required to be filed in Section 5(b) on or before December 1, 1996, in accordance with Section 5(b) above, then, for each day thereafter until the Company files such registration statement with the SEC, the Company agrees to pay to the Subscriber a penalty of $1,000, payable in cash or Common Stock of the Company at the Company's election. If the Company elects to pay such penalty in Common Stock of the Company, the number of shares of Common Stock to be issued per day to the Subscriber shall be determined by dividing the $1,000 by the closing bid price of the Company's Common Stock as reported on the over-the-counter market for such day, or the closing sale price for such day if the Company's Common Stock is listed on a national securities exchange.

          e. Other Provisions. In connection with the offering of any Conversion Shares and/or Warrant Shares registered pursuant to this Section 5, the Company shall furnish to the Subscriber such number of copies of any final prospectus as it may reasonably request in order to effect the offering and sale of the Conversion Shares and/or Warrant Shares to be offered and sold. In connection with any offering of Conversion Shares and/or Warrant Shares registered pursuant to this Section 5, the Company shall (x) furnish to the underwriters (if any), at the Company's expense, unlegended certificates representing ownership of the Conversion Shares and/or Warrant Shares being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Preferred shares and/or Warrant Shares to release immediately any stop transfer order, and to remove any restrictive legend, with respect to Conversion Shares and/or Warrant Shares included in any registration becoming effective pursuant to this Agreement.

          f. Costs. Subject to the immediately following sentence, the Company shall in all events pay and be responsible for all fees, expenses, costs and disbursements associated with the registration statement relating to the Conversion Shares and/or Warrant Shares under this Section 5, including filing fees, fees, costs and disbursements of any counsel, accountants and other consultants representing the Company in connection therewith. Notwithstanding anything set forth herein to the contrary, Subscriber shall be responsible for any and all underwriting discounts and commissions in connection with the sale of the Conversion Shares and/or Warrant Shares pursuant hereto and all fees of its legal counsel and other advisors retained in connection with reviewing any registration statement.

          g. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, properties, stock or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          h.   Indemnification.

               i. The Company will indemnify and hold harmless the Subscriber, its directors and officers, and any underwriter (as defined in the Act) for the Subscriber and each person, if any, who controls the Subscriber or such underwriter within the meaning of the Act, from and against, and will reimburse the Subscriber and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Subscriber, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

               ii.  The Subscriber will indemnify and hold
                    harmless the Company, its directors and
                    officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the

                    Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon, and in strict conformity with, written information furnished by, or on behalf of, the Subscriber specifically for use in the preparation thereof.

               iii. Promptly after receipt by an indemnified party
                    pursuant to the provisions of paragraph (i) or
                    (ii) of this Section 5(h) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (i) or (ii), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder.
                    In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, assume the defense thereof; or, if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified parties have the right to select only one (1) separate counsel to participate in the defense of such action on behalf of all such indemnified parties. After notice from the indemnifying parties to such indemnified party of the indemnifying parties' election so to assume the defense thereof, the indemnifying parties will not be liable to such indemnified parties pursuant to the provisions of said paragraph (i) or (ii) for any legal or other expense subsequently incurred by such indemnified parties in connection with the defense thereof, other than reasonable costs of investigation, unless
                    (i) the indemnified parties shall have
                    employed counsel in accordance with the
                    provisions of the preceding sentence; (ii) the indemnifying parties shall not have employed counsel satisfactory to the indemnified parties to represent the indemnified parties within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying parties.

     6. Securities Legends and Notices. Subscriber represents and warrants that it has read, considered and understood that the following legends, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Preferred Stock and Warrants:

          (i) NEITHER THIS PREFERRED STOCK NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS PREFERRED STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

          NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

          (ii) NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

          NOTWITHSTANDING THE FOREGOING, THE SHARES ISSUABLE UPON EXERCISE ARE SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

     7. Purchase of Common Stock. The Subscriber has previously acquired from the Company, pursuant to the terms of Regulation S promulgated under the Act, the Company's Series 1 Class A Preferred Stock, par value $.001 per share ("Series 1 Preferred"), and the Company's Series 2 Class B Convertible Preferred Stock, par value $.001 per share ("Series 2 Preferred"). The Subscriber initially acquired from the Company 1,100 shares of Series 1 Preferred and 330 shares of Series 2 Preferred, and, as of the date hereof, the Subscriber has converted 722 shares of such Series 1 Preferred into Common Stock pursuant to the terms of such Series 1 Preferred and has not converted into Common Stock any shares of Series 2 Preferred. As of the date of this Agreement, the Subscriber owns of record and beneficially all of the issued and outstanding shares of Series 1 Preferred and Series 2 Preferred, which is 378 shares of Series 1 Preferred and 330 shares of Series 2 Preferred. At the Closing the Subscriber shall convert all of the outstanding shares of Series 1 Preferred and Series 2 Preferred into Common Stock of the Company pursuant to the terms, provisions, restrictions and conditions of the Series 1 Preferred and Series 2 Preferred. The Company shall purchase from the Subscriber from the net proceeds received by the Company from the sale of the Series 3 Preferred Stock, and the Subscriber shall sell, transfer and assign to the Company, free and clear of any and all liens, encumbrances, claims, demands, security interests or restrictions, within ten (10) business days after the Closing, 920,000 shares of Common Stock upon the following terms and conditions:

          a. The Company shall purchase 920,000 shares of Common Stock of the Company owned by the Subscriber for a total price for all such 920,000 shares of Common Stock of $1,770,000 (the
"Purchase Price");

          b. The Subscriber shall surrender to the Company or its counsel the certificates representing the 920,000 shares of Common Stock of the Company, duly endorsed by the Subscriber to the Company. Within the said ten (10) business days after the Closing and upon receipt of the certificates representing the 920,000 shares of Common Stock of the Company ownedby the Subscriber, duly endorsed by the Subscriber to the Company and free and clear of any and all liens, encumbrances, claims, demands, security interests or restrictions, the Company shall deliver to ARN Amro New York, ABA
No.: 02609580, swift code ABNAU533, for ABN Amro Vienna acc. no. 673-U-012203-41 for further credit RBB Bank, acc. no. 222-27008, the purchase price of $1,770,000.

     8.   Miscellaneous.

          a. Amendment; Waiver. Neither this Agreement nor the Warrants shall be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement or the Warrants may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement or the Warrants shall be deemed to, or shall constitute a waiver of, any other provision hereof or thereof (whether or not similar), nor shall nay such waiver constitute a continuing waiver.

          b. Binding Effect; Assignment. Neither this Agreement nor the Warrants, or any rights or obligations hereunder or thereunder, are assignable by the Subscriber.

          c. Governing Law; Litigation Costs. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware without giving effect to such State's conflicts of laws provisions. Each of the Company and the Subscriber expressly and irrevocably consent to the jurisdiction and venue of the federal courts located in Wilmington, Delaware. Each of the parties agrees that in the event either party brings an action to enforce any of the provisions of this Agreement or to recovery for an alleged breach of any of the provisions of this Agreement, each party shall be responsible for its own legal costs and disbursements during the pendency of any such action; provided, however, that after any such action has been reduced to a final, unappealable judgment, the prevailing party shall be entitled to recover from the other party all reasonable, documented attorneys' fees and disbursements and court costs from the other party.

          d. Severability. Any term or provisions of this Agreement or the Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof affecting the validity or enforceability of such provision in any other jurisdiction.

          e. Headings. The captions, headings and titles preceding the text of each or any Section, subsection or paragraph hereof are for convenience of reference only and shall not affect the construction, meaning or interpretation of this Agreement or the Warrants or any term or provisions hereof or thereof.

          f. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Upon delivery of an executed counterpart by the undersigned Subscriber to the Company, which in turn is executed and delivered by the Company, this Agreement shall be binding as one original agreement between Subscriber and the Company.

          g. Transfer Taxes. Each party hereto shall pay all such sales, transfer, use, gross receipts, registration and similar taxes arising out of, or in connection with, the transactions contemplated by this Agreement and the Warrants (collectively, the "Transfer Taxes") as are payable by such party under applicable law, and the Company shall pay the cost of any documentary stock transfer stamps, if any, to be affixed to the certificates representing the Shares and any Warrant Shares to be sold.

          h. Entire Agreement. This Agreement, along with the Warrants and the Certificate of Designations, merges and supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the subject matter set forth herein and therein.

          i. No Brokers. Except with respect to J. W. Charles Securities, Inc. and J. P. Carey Enterprises, Inc., each of the parties hereto represents and warrants to the other than there are no broker's, finder's or any other similar fees and commissions due or payable with respect to the sale of the Securities by the Company to the Subscriber and each of the parties hereby agrees to indemnify and hold harmless the other with respect to such representation and warranty and any breach thereof. The Company expressly acknowledges and agrees that it shall be solely responsible for all fees and commissions payable to J. W. Charles Securities, Inc. and J. P. Carey Enterprises, Inc., in connection with the sale of the Securities by the Company to the Subscriber pursuant to this Agreement.

          j. Authority; Enforceability. The Subscriber is duly authorized to enter into this Agreement and to perform all of its obligations hereunder. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall be enforceable against the Subscriber in accordance with its terms.

          k. Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing, by hand or by fax, by certified or registered mail, return receipt requested, postage prepaid, or by U. S. Express Mail service, or by private overnight mail service (e.g., Federal Express). Any such notice shall be deemed to have been given (i) on the business day actually received if given by hand or by fax, (ii) on the business day immediately subsequent to mailing, if sent by U.S. Express Mail service or private overnight mail service, or (iii) five (5) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9(k):

   If to the Company:         Dr. Louis F. Centofanti
                              Perma-Fix Environmental
                                  Services, Inc.
                              1940 Northwest 67th Place
                              Gainesville, Florida  32606-1649
                              Fax No.: (352) 373-0040

   with copies simultaneously Irwin H. Steinhorn, Esquire
   by like means to:          Conner & Winters
                              One Leadership Square, Suite 1700
                              211 North Robinson
                              Oklahoma City, Oklahoma  73102
                              Fax No.: (405) 232-2695

   If to the Subscriber:      Herbert Strauss
                              RBB Bank Aktiengesellschaft
                              Burgring 16, 8010 Graz, Austria
                              Fax No.: 011-43-316-8072 ext. 392

     l. No Third Party Beneficiaries. This Agreement and the rights, benefits, privileges, interests, duties and obligations contained or referred to herein shall be solely for the benefit of the parties hereto and no third party shall have any rights or benefits hereunder as a third party beneficiary or otherwise hereunder.

     m. Public Announcements. Neither Subscriber nor any officer, director, stockholder, employee, affiliate or affiliated person or entity of Subscriber, shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the express prior approval of the Company.

          IN WITNESS WHEREOF, the Company and the undersigned
Subscriber have each duly executed this Agreement as of this 17th day of July, 1996.

                                   PERMA-FIX ENVIRONMENTAL
                                   SERVICES, INC.



                                   By /s/ Louis Centofanti
                                     ____________________________
                                     Dr. Louis F. Centofanti
                                     Chief Executive Officer


                                   RBB BANK AKTIENGESELLSCHAFT



                                   By  /s/ Herbert Strauss
                                     ____________________________
                                     Herbert Strauss
                                     Title: Headtrader



























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